UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Commission File Number: 000-56711

Stonepeak-Plus Infrastructure Fund LP
(Exact name of registrant as specified in its charter)

55 Hudson Yards
550 W 34th Street
New York, NY 10001
(212) 907-5100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Class D-1 Limited Partnership Units
Class D-2 Limited Partnership Units
Class F-2 Limited Partnership Units
Class F-3 Limited Partnership Units
Class F-4 Limited Partnership Units
Class I-2 Limited Partnership Units
Class S-2 Limited Partnership Units
(Title of each class of securities covered by this Form)

Class A-1a Limited Partnership Units
Class A-1b Limited Partnership Units
Class A-1c Limited Partnership Units
Class F-1 Limited Partnership Units
Class I-1 Limited Partnership Units
Class S-1 Limited Partnership Units

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☒
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☐
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐
Rule 15d-22(b)	☐
Approximate number of holders of record as of the certification or notice date:

Class D-1 Limited Partnership Units: 0
Class D-2 Limited Partnership Units: 0
Class F-2 Limited Partnership Units: 0
Class F-3 Limited Partnership Units: 0
Class F-4 Limited Partnership Units: 0
Class I-2 Limited Partnership Units: 0
Class S-2 Limited Partnership Units: 0

Pursuant to the requirements of the Securities Exchange Act of 1934, Stonepeak-Plus Infrastructure Fund LP has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Stonepeak-Plus Infrastructure Fund LP

By:	/s/ Cyrus Gentry
Name: Cyrus Gentry
Title: Chief Executive Officer
Date: July 28, 2026